Exhibit 16.1

August 18, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01(a) of the BakBone Software Incorporated Form 8-K dated August 12, 2008, and have the following comments:

1.	We agree with the statements made in the first paragraph, the first sentence of the second paragraph, and the third, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statement made in the second sentence of the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

San Diego, California